Exhibit 10.1
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment to Executive Employment Agreement (“Amendment”) is entered into as of October 9, 2025, by and between Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”), and Prathyusha Duraibabu (“Executive”) (collectively, the “Parties”).
RECITALS
WHEREAS, the Parties entered into that certain Executive Employment Agreement dated May 21, 2021 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A;
WHEREAS, Executive notified the Company of her decision to resign from her position as Chief Financial Officer of the Company, effective October 1, 2025 (the “Transition Date”), in order to assume a senior leadership role with another employer;
WHEREAS, as of the Transition Date, Executive transitioned to part-time employment with the Company to continue to serve as the Company’s principal financial officer on an interim basis pending the appointment of a successor; and
WHEREAS, the Parties desire for the Employment Agreement to be amended as set forth herein.
NOW, THEREFORE, in consideration of Executive’s continued service with the Company, the mutual promises set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree follows:
AGREEMENT
1.Subsections (a) and (b) of Section 3 of the Employment Agreement (Position, Duties and Obligations) are hereby amended and replaced by the following:
(a)As of the Transition Date, Executive transitioned to part-time employment with the Company. Executive shall continue to perform the duties of the Company’s principal financial officer on an interim basis pending the appointment of a successor and shall remain subject at all times to the direction, supervision and authority of the Chief Executive Officer (collectively, the “Duties”).
(b)During Executive’s continuing employment, Executive shall perform Executive’s Duties faithfully and to the best of Executive’s ability and shall devote approximately thirty percent (30%) of Executive’s business time and attention (on average, 10-15 hours per week) to the business of the Company (and its affiliates or subsidiaries).

2.Subsections (a) through (f) of Section 4 of the Employment Agreement (Compensation and Benefits) are hereby amended and replaced by the following:
(a)Base Compensation. As of the Transition Date, the Company shall pay Executive an annual base salary of $145,000, payable in equal monthly installments in accordance with the Company’s payroll schedule. Executive shall be eligible to receive up to one salary increase on the same timeline as other employees of the Company, excluding annual salary increases granted to employees in February 2026 and thereafter. The Compensation Committee of the Board reserves the right to adjust the level of Executive’s base salary in its sole discretion at any time upon notice to Executive.
(b)Annual Performance Bonuses and Retention Bonus; Termination for Cause.
(i)Executive shall remain eligible to earn and receive a 2024 bonus under the Company’s 2024 Incentive Compensation Plan in the amount of $178,000 if and when such 2024 bonuses are paid to other employees of the Company, unless Executive is terminated for Cause prior to the payment date in which case Executive shall not be entitled to earn or receive the 2024 bonus.
(ii)Executive agrees that due to her resignation of the Chief Financial Officer position, she will no longer be eligible to earn a 2025 bonus, or any annual performance bonus for services performed in 2026.
(iii)The Parties agree that Executive shall be eligible to earn a retention bonus in the amount of $160,000 (the “Retention Bonus”) provided that either Executive continues employment with the Company in good standing through January 31, 2026, or the Company terminates Executive’s employment prior to January 31, 2026 without Cause. If earned, the Retention Bonus shall be paid on the regular payroll date immediately preceding February 28, 2026. In the event Company terminates Executive’s employment prior to January 31, 2026 without Cause, Executive shall earn the Retention Bonus only upon delivery by Executive to the Company of an executed General Settlement and Release Agreement furnished to Executive by the Company, and only after the General Settlement and Release Agreement has become effective and enforceable following the expiration of any revocation periods granted under applicable laws.
(iv)If Executive’s employment is terminated by the Company for Cause or if Executive voluntarily terminates her employment prior to January 31, 2026, Executive shall not be entitled to earn or receive the Retention Bonus. For purposes of this Agreement, the term “Cause” shall be as defined in the Sangamo Therapeutics, Inc. Amended and Restated Executive Severance Plan dated October 28, 2023 (as may be amended from time to time, the “Severance Plan”). The Company may terminate Executive’s employment for Cause at any time, with or without any advance notice.
(c)Executive Severance Plan. Executive agrees that due to her resignation of the Chief Financial Officer position, she will not be eligible to receive any benefits under the

Severance Plan unless the Company experiences a Change in Control while Executive is employed by the Company and she experiences a Separation in Service due to a termination without Cause or for Good Reason during the applicable Change in Control Period, in which case Executive shall remain eligible to receive severance benefits provided to employees at the Senior Vice President level pursuant to the terms and conditions described in Section 4.2 of the Severance Plan (Severance Benefits Upon Change in Control). For purposes of this Agreement, the terms “Change in Control,” “Separation from Service,” and “Change in Control Period” shall each be as defined in the Severance Plan. A copy of the Severance Plan is attached hereto as Exhibit B.
(d)Options and Restricted Stock Units. Executive shall continue to vest any incentive stock options and restricted stock units granted to her by the Company in connection with her continuing service to the Company as a part-time employee. Executive will not be eligible to receive any new equity grants, including without limitation equity grants issued to other employees of the Company in 2026, even if she remains actively in service with the Company at the time that such other grants are made.
3.At-Will Employment. The Parties agree that Executive’s employment with the Company continues on an at-will basis and that nothing in this Amendment alters the at-will nature of the employment relationship. Both Executive and the Company retain the right to end the employment relationship at any time, with or without Cause or advance notice.
4.Entire Agreement. This Amendment amends and supersedes the Employment Agreement only as to the specific provision referenced herein. The Amendment and the Employment Agreement shall be taken together and construed as one agreement, except that when the terms of this Amendment conflict with the terms of the Employment Agreement, this Amendment shall be controlling. This Amendment, along with the Employment Agreement and the Proprietary Information, Inventions and Materials Agreement dated as of March 21, 2019 previously executed by Executive, contain the entire agreement between the Parties and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter therein. This Amendment is executed without reliance upon any promise, warranty or representation, written or oral, by any party or representative of any party, other than those expressly contained herein and it supersedes any other such promises, warranties or representations. This Amendment has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California. Each party has carefully read this Amendment and has signed the same of her or its own free will. This Amendment may not be amended or modified except in a writing signed by both Executive and a duly authorized officer of the Company.
Exhibit A: Executive Employment Agreement dated May 21, 2021
Exhibit B: Sangamo Therapeutics, Inc. Amended and Restated Executive Severance Plan dated October 28, 2023

SANGAMO THERAPEUTICS, INC.

By:	Name: Scott Willoughby Title: Chief Legal Officer
PRATHYUSHA DURAIBABU

EXHIBIT A

EXHIBIT B